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                                                                    Exhibit 23.2

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Questcor Pharmaceuticals, Inc. for the registration of 4,467,087 shares of its common stock and to the incorporation by reference therein of our report dated February 12, 2002, except for Note 1, paragraph 4, and Note 17, as to which the date is March 15, 2002, with respect to the consolidated financial statements and schedule of Questcor Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2001, filed with the Securities and Exchange Commission.



Palo Alto, California
March 26, 2002